Exhibit 10.4

AMENDED ENGAGEMENT LETTER AGREEMENT

This Engagement Letter Agreement (the “Agreement”) is made as of May 1, 2017, by and among Town Sports International, Inc., a corporation with its corporate headquarters located at 5 Penn Plaza, New York, New York 10001 (“TSI” or the “Company”), and Stuart M Steinberg P.C., a professional corporation, with its offices located at 2 Rodeo Drive, Edgewood, New York 11717 (the “Firm”).

WHEREAS, TSI and the Firm entered into that certain Engagement Letter Agreement dated February 4, 2016 which Engagement Letter Agreement was revised on August 1, 2016 (“Initial Engagement Letter”); and

WHEREAS, the Parties desire to amend terms of the Initial Engagement Letter to retain the Firm, subject to the terms and conditions of this Amended Engagement Letter Agreement to provide certain legal services to the Company, and the Firm’s desire to provide such legal services to the Company;

WHEREAS, TSI simultaneously entering into an Offer Letter with Stuart M. Steinberg, to serve as TSI’s General Counsel in his individual capacity.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein, the parties agree as follows:

1.                  Term. The Firm’s retention by TSI commenced February 4, 2016. This Amendment will be effective May 1, 2017 and continue month to month, unless earlier terminated as provided in Section 4 (the “Term”); provided that the Term shall renew automatically for successive monthly periods unless either party gives the other party written notice of its intention not to renew Agreement no later than 30 days prior to the expiration of the then current Term.

2.       Duties. The Firm will provide general legal services requested by the Company, including, for example, legal research, factual investigation, the review and preparation of real estate documents, the review and negotiation of contracts, the review and handling of employment matters, litigation management and such other legal services requested by TSI to support the Company’s General Counsel Office.

3.       Monthly Retainer; Billings; Office Space; Expenses.

(a)       Monthly Retainer.

(i)       Monthly Retainer Hours. In consideration of the Firm providing legal services to TSI, the Company shall pay the Firm a Monthly Retainer of $21,250 in advance. The Monthly Retainer amount does not include legal services for special matters, which are described below.

(ii)       Fees for Special Matters. The Monthly Retainer does not include fees for litigation in which the Firm directly represents TSI, transactional work or Special Matters outside of the ordinary course of business of TSI. Fees to be paid for exceptional matters shall be agreed to in advance by the Firm and the Company. TSI shall be under no obligation to engage the Firm, and the Firm shall be under no obligation to accept any engagement with respect to, any Special Matter.

(iii)       Expenses. In the course of rendering services to the Company, it may be necessary for the Firm to incur expenses for items such as filing and recording fees, deposition transcripts, computerized legal research, third party contractors, notary service, overnight or special delivery service, postage, travel, lodging and meals. Expense items incurred on the Company’s behalf will be itemized separately and billed monthly.

(iv)       Payment of Monthly Retainer and Expenses. The Company shall remit payment to the Firm for the Monthly Retainer in advance and for, any Special Matter hours and any expense reimbursement, within fifteen (15) days of the approval by the Company of a Monthly Billing Statement.

4.       Services to be Provided as Independent Contractor. The Firm, in the performance of this Agreement, shall be acting as an independent contractor, and shall have exclusive control of the manner and means of performing the legal services to be performed under this Agreement and the employees providing such services. The Firm acknowledges and agrees that TSI will be under no obligation to act as an employer or co-employer with respect to the Firm or any employee of the Firm. The Firm will be solely responsible for the salaries, bonuses and benefits of all Firm personnel who provide services to TSI. Except as set forth in Steinberg’s Offer letter, Employees of the Firm will not be eligible to participate in any employee benefit, bonus, incentive, severance or compensation plans or programs of the Company. The Firm agrees to defend and indemnify Company for: (1) any violations of law by the Firm; (2) any breaches of the Agreement by the Firm; and (3) losses incurred by the Company due to the negligence of the Firm in fulfilling its responsibilities.

5.       Termination of Agreement. Notwithstanding anything else herein to the contrary, the Agreement may be terminated at any time by either party upon providing thirty (30) days written notice to the other party. If this Agreement is terminated for any reason, the Firm shall have no right to receive any further compensation, whether under this Agreement or otherwise, on and after the effective date of such termination other than: (i) any then earned, but unpaid Monthly Retainer or Special Matters fees, if any, and (ii) reimbursement, in accordance with the terms of this Agreement, for expenses properly incurred prior to the effective date of termination.

6.       Conflicts of Interest. Based on this retention, it is essential that the Firm does not represent any clients or participate in any activities that conflict with its representation of the Company. Accordingly, neither the Firm nor any employee of the Firm may represent, maintain any ownership or other financial or equity interest, directly or indirectly, in any business that is a competitor of the Company. If the Company determines, in its sole judgment, that a conflict of interest exists, or could exist, the Firm agrees it will not represent or provide services to the other client.

7.       Confidential Information and Privileged Information; Trade Secrets; Preservation of Company Property; Proprietary Information; Developments.

(i)       Confidential Information. The Firm acknowledges and agrees that all information concerning the Company's operations to which it has access as a result of this Agreement is confidential to and constitutes privileged and trade secrets of the Company, and the Firm will not directly or indirectly disclose such information to any third person or entity except for such disclosures as the Firm may be authorized to make as part of the performance of its legal services for the Company. Information concerning the Company's operations as used herein includes, but shall not be limited to, any information not publicly disclosed by the Company in the usual course of business and specifically includes identities of the Company's customers, suppliers and subcontractors, information concerning historical or forecast costs or sales. Information includes materials written or recorded by any means and also includes non-recorded facts.

(ii)        Preservation of Company Property. All files, records, documents, drawings, supplies, equipment and similar items relating to the business of the Company, whether prepared by the Firm or otherwise coming into the Firm’s possession as a result of this Agreement shall be deemed Company property and returned to TSI upon the termination of this Agreement.

(iii)       Proprietary Information. The Firm agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning TSI’s business or financial affairs or business methods received by them from TSI or of which they became aware during the term of this Agreement shall be deemed “Proprietary Information”, and shall be the exclusive property of TSI. Except as may be required by law, a court of competent jurisdiction, the Firm shall not disclose any Proprietary Information to others outside TSI (except as part of the performance of its proper duties on behalf of TSI), or use the Proprietary Information for any unauthorized purposes, either during or after this Agreement terminates. The Firm agrees that all Proprietary Information, whether created by the Firm pursuant to this Agreement or otherwise, which shall come into their custody, shall be and is the exclusive property of TSI to be used by the Firm only in the performance of their duties for TSI. The Firm agrees to deliver promptly to TSI on termination of this Agreement, all Proprietary Information which the Firm may then possess or have under their control.

(iv)       Firm Materials. Notwithstanding anything to the contrary contained herein, the Firm shall be entitled to retain: (i) papers and other materials of a personal nature, including photographs, personal correspondence, personal diaries and rolodexes and personal files and phone books; (ii) information showing their compensation or relating to reimbursement of expenses; (iii) information that they reasonably believes may be needed for tax purposes; or (iv) copies of plans, programs and agreements relating to this Agreement, or termination thereof, with TSI.

(v)       Survival. The obligations of this Paragraph 7 shall survive the termination of this Agreement.

8.       Rights and Remedies upon Breach. The Firm acknowledges and agrees that a breach of any provision of Paragraph 7 would result in irreparable injury and damage to the Company for which money damages do not provide an adequate remedy. Therefore, if the Firm breaches or threatens to commit a breach of any Covenant contained therein, notwithstanding the provisions of Paragraph 9(vi) below, at the Company’s option, the Company may ask a court of competent jurisdiction to grant an injunction, including pending the outcome of arbitration, and also to decide so much of the merits of any dispute as is necessary for that court to grant an injunction. In case a court of competent jurisdiction found such injunctive relief was appropriate, the Firm agrees that the Company need not post a bond.

9.       Miscellaneous Provisions.

(i)       Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(ii)       Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable overnight courier, or mailed (certified or registered mail, return receipt requested):

If to Town Sports International to:	399 Executive Boulevard
Elmsford, New York 10523
	Attention:	Chief Financial Officer
Chief Executive Officer

If to the Firm to:	Stuart M. Steinberg P.C.
2 Rodeo Drive
Edgewood, New York 11717
	Attention:	Stuart M. Steinberg, Esq.

All such notices, requests, demands, waivers and communications shall be deemed to have been given and received on the date on which so hand-delivered or delivered by overnight courier (unless not received during a business day in which event receipt shall be deemed to occur on the next occurring business day) or, if mailed, on the business day actually delivered, except for a notice of change of address which shall be effective only upon receipt; provided, however, that if any notice is refused, then the date such notice shall be deemed to have been given and received shall be on the date of refusal thereof.

(iii)       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto.

(iv)       Waivers and Amendments. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the parties. No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(v)       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, including the New York Rules of Professional Conduct.

(vi)       Arbitration of Disputes. It is agreed that any and all disputes, claims or controversies arising out of or relating to this Agreement, including any dispute regarding performance of legal services hereunder, legal fees, the Monthly Retainer and the quality or appropriateness of the Firm’s legal services, shall be resolved exclusively by arbitration in New York County, New York, under the Commercial Arbitration Rules of the American Arbitration Association. In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of New York.

(vii)       Assignment. This Agreement may not be assigned by the Firm. Any purported assignment by the Firm in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, TSI may assign this Agreement and their rights hereunder to the party acquiring such assets or business.

(viii)       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

(ix)       Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but both such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

(x)       Approval. The Effectiveness of this Amended Engagement Letter is subject to the approval by the Audit Committee of the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TOWN SPORTS INTERNATIONAL, INC.

By:	/s/ Carolyn Spatafora
Carolyn Spatafora - Chief Financial Officer

Stuart M. Steinberg P.C.

By:	/s/ Stuart M. Steinberg
Stuart M. Steinberg
President